UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2007

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-49790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Merger Agreement

On February 11, 2007, Verint Systems Inc., a Delaware corporation (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), with White Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Witness Systems, Inc., a Delaware corporation (“Witness”). Under the terms of the Merger Agreement, each outstanding share of Witness common stock will be converted into the right to receive $27.50 in cash, less applicable withholding taxes (if any), in a one-step merger transaction whereby Merger Sub will merge with and into Witness (the “Merger”), and Witness will become a wholly owned subsidiary of the Company. In addition, upon consummation of the Merger, outstanding vested options to purchase Witness common stock will be converted into a right to receive a cash payment, and unvested options to purchase Witness common stock will be assumed by the Company and converted into options to purchase Company common stock.

The Merger Agreement was unanimously approved by the boards of directors of Witness, Merger Sub and the Company. Consummation of the proposed Merger is subject to certain conditions, including approval of the Merger by the stockholders of Witness on the terms set forth in the Merger Agreement, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and obtaining certain other regulatory approvals. Receipt of the proceeds from the financings described below is not a condition to the obligations of the Company and Merger Sub under the Merger Agreement.

The Company and Merger Sub have made customary representations and warranties and covenants in the Merger Agreement. Additionally, the Company must use best efforts to obtain the proceeds of the debt and equity financings and must also divest such assets and/or businesses as may be required in order to obtain antitrust clearance, provided that such action would not reasonably be likely to have a material adverse effect on the Company, Witness and their subsidiaries, taking the Company, Witness and their subsidiaries together as a whole. Pursuant to the terms of the Merger Agreement, except in specified circumstances, Witness may not solicit, enter into discussions regarding, or provide information in connection with, alternative transactions. Witness is further required to convene a meeting of stockholders and hold a vote on adoption of the Merger Agreement, even in the event that Witness receives a proposal for an alternative transaction and the board of directors, in accordance with its fiduciary duties, changes its recommendation of the Merger. The Merger Agreement specifies the termination rights of the parties and sets forth the circumstances under which, in connection with termination of the Merger Agreement, Witness may be required to pay the Company a termination fee of $35.5 million. The Merger is targeted to close in the second quarter of 2007.

Other than the Merger Agreement, there is no material relationship between the Company or Merger Sub, and Witness.

The foregoing description of the Merger Agreement and related transactions is not complete and is qualified in its entirety by reference to the Merger Agreement, filed hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01.

Debt Financing

In connection with entry into the Merger Agreement, the Company obtained a debt financing commitment from Lehman Brothers Inc., Deutsche Bank and Credit Suisse, and certain of their affiliates,

for up to $675.0 million of senior secured credit facilities, of which up to $650.0 million will be a seven-year term loan facility and up to $25.0 million a six-year revolving credit facility (the “Debt Financing”), and which the Company will be able to request during its term be increased by an aggregate amount of up to $50.0 million. All loans outstanding under the Debt Financing may be repaid or prepaid, in whole or in part, without premium or penalty (other than customary breakage costs associated with the prepayment of loans that bear interest at LIBOR). The Company’s obligations under the Debt Financing will be guaranteed by its domestic subsidiaries (including Witness) and secured by security interests in substantially all of its and the Company’s assets. The final terms of the Debt Financing are subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants (including a maximum total leverage ratio financial covenant), and events of default. Additionally, the lenders’ provision of the Debt Financing is subject to the satisfaction of specified conditions precedent, including consummation of the Merger and consummation of the Comverse equity financing described below, no Company Material Adverse Effect (as defined in the Merger Agreement), and delivery of specified financial information regarding the Company and Witness.

The above description of the terms of the Debt Financing is based solely on the debt financing commitment letter, and therefore may be subject to change prior to or in connection with any entry by the Company into definitive documentation in respect thereof.

Equity Financing

The Company also obtained a commitment from Comverse Technology, Inc., its 57% stockholder, to finance $293 million of the purchase price of the Merger through the purchase of additional equity in the Company. Pursuant to the equity commitment, Comverse has agreed to purchase $293 million of the Company’s Perpetual Preferred Stock (“Preferred Stock”). The equity commitment is subject to the closing conditions set forth in the Merger Agreement and the concurrent closing of the debt financing for the balance of the purchase price.

The Preferred Stock will initially pay a cash dividend of 4.25%. The dividend will potentially be reduced to 3.875% when the Company becomes current with its SEC filings and certain other conditions are met; provided, however, if Comverse sells the Preferred Stock to one or more third-parties prior to such rate reduction having taken effect, the dividend will be increased to 4.625%. The Preferred Stock will be convertible into common stock of the Company, and holders will have the right to vote on an as-converted basis on matters put before the common stockholders of the Company, only after the Company has obtained the approval of its stockholders for the issuance of the Preferred Stock. Thereafter, the Preferred Stock will be convertible at any time, and holders will be able to vote their Preferred Stock on an as-converted basis. The Conversion Price of the Preferred Stock initially will be equal to a margin of 12.5% above the 25 day volume weighted average price prior to the closing of the Merger, subject to certain anti-dilution adjustments.

The Company will have the right to cause the Preferred Stock to be converted into common stock after the second anniversary of the closing if the then current market price of the common stock exceeds the conversion price by specified premiums. The Company will also agree to file a shelf registration statement with the SEC within 180 days following the time the Company comes into compliance with SEC reporting requirements upon the written request of any holder of shares of Preferred Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Company’s common stock, an amount equal to the issue price of the Preferred Stock, plus accrued and unpaid dividends.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of February 11, 2007, among Verint Systems Inc., White Acquisition Corporation and Witness Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: February 15, 2007

	By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of February 11, 2007, among Verint Systems Inc., White Acquisition Corporation and Witness Systems, Inc.